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+--------+
| FORM 4 |                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Erra                            Robert                            J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    608 2nd Avenue South, Suite 370
--------------------------------------------------------------------------------
                                   (Street)

     Minneapolis                     MN                               55402
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol VidaMed, Inc. (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year May 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/                                                         End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                                                                      (Instr. 3 and 4)     (I)           ship
                                                                                                           (Instr. 4)    (Instr. 4)
                                 -------------------------------------------------
                                  Code       V        Amount   (A) or (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
     Common Stock     5/16/01    M                    5,000    A           $2.00                        D
------------------------------------------------------------------------------------------------------------------------------------
     Common Stock     5/16/01    S                    5,000    D           $6.90    2,766               D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If this form is filed by more than one reporting person, see
     Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1474 (7-97)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Trans-           4. Transac-            5. Number of Derivative
    Security (Instr. 3)               or Exercise         action              tion Code              Securities
                                      Price of            Date                (Instr. 8)             Acquired (A) or
                                      Derivative          (Month/                                    Disposed of (D)
                                      Security            Day/                                       (Instr. 3, 4, and 5)
                                                          Year)
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
 Director Stock Option (right
 to buy)                           $2.00               5/16/01             M                                       5,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          Indirect
                                 Date                                           ative       Securities       of De-        Bene-
                                 (Month/Day/                                    Security    Beneficially     rivative      ficial
                                 Year)                                          (Instr.     Owned at         Security:     Owner-
                                                                                5)          End of           Direct (D)    ship
                                                                                            Month            or            (Instr.
                                                                                            (Instr. 4)       Indirect (I)  4)
                                                                                                             (Instr. 4)
                                 ------------------------------------------
                                 Date     Expira-    Title     Amount or
                                 Exer-    tion                 Number of
                                 cisable  Date                 Shares
------------------------------------------------------------------------------------------------------------------------------------
                               1/3/00     1/3/10       Common  5,000
                                                       Stock                             0               D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.



                               /s/ Robert J. Erra                   5-21-01
                              _______________________________  _________________
                              **Signature of Reporting Person        Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1464 (7-97)